                            ASSET PURCHASE AGREEMENT


                                      AMONG


                                  EVOCARE, INC.

                                       AND

                     EVOCARE HOME HEALTH CARE SERVICES, INC.

                                   AS SELLERS,


                                  CHESTER BLACK

                               BERNARD F. LAMBRESE

                                 KELLY LAMBRESE

                                AS SHAREHOLDERS,


                                       AND


                           AMERICAN HOMEPATIENT, INC.
                                    AS BUYER

                                TABLE OF CONTENTS


ARTICLE I.  PURCHASE AND SALE.....................................................................................1
         1.1      Purchase and Sale...............................................................................1
         1.2      Excluded Assets.................................................................................3
         1.3      Assumed Contracts, Leases and Liabilities.......................................................3
         1.4      Collection of Receivables.......................................................................4
         1.5      Closing.........................................................................................4

ARTICLE II.  PURCHASE PRICE.......................................................................................5
         2.1      Purchase Price..................................................................................5
         2.2      Interest on Purchase Price......................................................................5
         2.3      Allocation of Purchase Price....................................................................5
         2.4      Referrals.......................................................................................6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................6
         3.1      Organization, Qualification and Authority.......................................................6
         3.2      Absence of Default..............................................................................7
         3.3      Financial Statements............................................................................7
         3.4      Operations Since December 31, 1997 .............................................................8
         3.5      Litigation......................................................................................9
         3.6      Licenses........................................................................................9
         3.7      Medicare, Medicaid and Other Third-Party Payors................................................10
         3.8      Title to and Condition of Assets...............................................................11
         3.9      Contracts......................................................................................12
         3.10     Environmental Matters..........................................................................13
         3.11     Miscellaneous Representations Relating to Real Estate..........................................14
         3.12     Sellers' Employees.............................................................................15
         3.13     Employee Benefit Plans.........................................................................16
         3.14     Insurance......................................................................................18
         3.15     Conflicts of Interest..........................................................................18
         3.16     Compliance with Healthcare and Other Laws......................................................19
         3.17     WARN Act.......................................................................................19
         3.18     Tax Returns; Taxes.............................................................................19
         3.19     No Omissions or Misstatements..................................................................20

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................20
         4.1      Organization, Qualification and Authority......................................................20
         4.2      Absence of Default.............................................................................20
         4.3      SEC Reports. ..................................................................................21

ARTICLE V. COVENANTS OF PARTIES..................................................................................21
         5.1      Preservation of Business and Assets............................................................21
         5.2      Books and Records..............................................................................22
         5.3      Preserve Accuracy of Representations and Warranties............................................23
         5.4      Employees......................................................................................23
         5.5      Broker's or Finder's Fee.......................................................................23
         5.6      Indebtedness; Liens............................................................................23
         5.7      Compliance with Laws and Regulatory Consents...................................................24
         5.8      Maintain Insurance Coverage....................................................................24
         5.9      Medicare and Medicaid Reporting................................................................24
         5.10     Current Return Filing..........................................................................25
         5.11     Financial Analysis.............................................................................25
         5.12     Removal of Certain Conditions to Closing.......................................................25
         5.13     Third Party Consent............................................................................25
         5.14     Hart-Scott-Rodino Filing.......................................................................25

ARTICLE VI. SELLERS' AND SHAREHOLDERS' CONDITIONS TO CLOSE.......................................................26
         6.1      Representations and Warranties True at Closing;
                  Compliance with Agreement......................................................................26
         6.2      No Action/Proceeding...........................................................................26
         6.3      Order Prohibiting Transaction..................................................................26
         6.4      Exhibits.......................................................................................26

ARTICLE VII. BUYER'S CONDITIONS TO CLOSE.........................................................................27
         7.1      Representations and Warranties True at Closing;
                  Compliance with Agreement......................................................................27
         7.2      Regulatory Approvals...........................................................................27
         7.3      No Action/Proceeding...........................................................................27
         7.4      Inspection of Assets; U.C.C. Searches, etc.....................................................27
         7.5      Order Prohibiting Transaction..................................................................27
         7.6      Confidentiality and Non-Compete Agreements.....................................................28
         7.7      Employment Agreements..........................................................................28
         7.8      Approval of Board of Directors.................................................................28
         7.9      Exhibits.......................................................................................28

ARTICLE VIII. OBLIGATIONS OF SELLERS AND SHAREHOLDERS
                    AT CLOSING...................................................................................28
         8.1      Documents Relating to Title....................................................................28
         8.2      Possession.....................................................................................29
         8.3      Opinion of Counsel.............................................................................29
         8.4      Corporate Good Standing and Corporate Resolutions..............................................29
         8.5      Closing Certificate............................................................................29
         8.6      Third Party Consents and Releases..............................................................29
         8.7      Non-Foreign Tax Certificate; Power of Attorney.................................................29

         8.8      Insurance......................................................................................30
         8.9      Confidentiality, Employment and Lease Agreements...............................................30
         8.10     Closing Statement..............................................................................30
         8.11     Additionally Requested Documents; Post-Closing Assistance......................................30

ARTICLE IX. OBLIGATIONS OF BUYER AT CLOSING......................................................................30
         9.1      Purchase Price.................................................................................30
         9.2      Assumption of Liabilities......................................................................30
         9.3      Opinion of Buyer's Counsel.....................................................................30
         9.4      Corporate Good Standing and Certified Board Resolutions........................................31
         9.5      Closing Certificate............................................................................31

ARTICLE X.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION...........................................................31
         10.1     Survival.......................................................................................31
         10.2     Indemnification by Sellers and Shareholders....................................................31
         10.3     Indemnification by Buyer.......................................................................32
         10.4     Rules Regarding Indemnification................................................................32

ARTICLE XI. PRESERVATION OF BUSINESS
                  AND NONCOMPETE RESTRICTIONS....................................................................34
         11.1     Covenant Not to Compete........................................................................34
         11.2     Enforceability.................................................................................35

ARTICLE XII.  MISCELLANEOUS......................................................................................35
         12.1     Assignment.....................................................................................35
         12.2     Other Expenses.................................................................................35
         12.3     Notices. ......................................................................................36
         12.4     Confidentiality; Prohibition on Trading........................................................37
         12.5     Partial Invalidity; Waiver.....................................................................37
         12.6     Interpretation; Knowledge......................................................................37
         12.7     Entire Agreement; Counterparts.................................................................37
         12.8     Legal Fees and Costs...........................................................................38
         12.9     Controlling Law................................................................................38

                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT is entered into on February 27, 1998 by and among EVOCARE, INC., a Delaware corporation ("Evocare"), EVOCARE HOME HEALTH SERVICES, INC., a Rhode Island corporation ("Home Health" and, together with Evocare, collectively the "Sellers"), CHESTER BLACK, a resident of Massachusetts, and BERNARD F. LAMBRESE, and KELLY LAMBRESE, residents of the State of Rhode Island (collectively, "Shareholders"), and AMERICAN HOMEPATIENT, INC., a Delaware corporation ("Buyer").

                                R E C I T A L S:

         WHEREAS, Sellers own and operate a home health care business as more particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by Sellers at each location (the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding securities of Sellers; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Sellers and Shareholders desire to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Sellers, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all right, title and interest in all assets (except the Excluded Assets) of Sellers of every kind and type, tangible or intangible, real and personal, that are or have been used to operate the Business, free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in paragraph 1.3), which assets will include, without limitation, the following (collectively, the "Assets"):

                  (1) All right, title and interest in and to all of the real property owned or leased by Sellers or Shareholders and used in connection with the Business as listed in

Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

                  (2) All medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on
Exhibit 1.1(2) attached hereto (collectively, the "Equipment and Furnishings");

                  (3) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory");

                  (4) All accounts and notes receivable (the "Receivables");

                  (5) All cash generated from operation of the Business on and after the Effective Date, and all related bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on
Exhibit 1.1(5) attached hereto), money market accounts, other accounts, certificates of deposit and other investments of Sellers (the "Cash and Cash Equivalents");

                  (6) All patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                  (7) To the full extent transferable, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary or advisable to operate and conduct the Business (collectively, the "Licenses"), together with assignments thereof, if required, and all waivers which Sellers currently have, if any, of any requirements pertaining to the Licenses;

                  (8) All goodwill, and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                  (9) Contract and leasehold rights and interests arising out of or related to the Business and that are Assumed Liabilities; and

                  (10) All intangible or intellectual property owned, leased, licensed or possessed by either Sellers or Shareholders and utilized in connection with the Business, including without limitation, the names "Evocare, Inc.," "Evocare Home Health Care Services, Inc." and derivatives thereof.

         1.2 Excluded Assets. Sellers are not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "Excluded Assets"): (a) Sellers' corporate and fiscal records and other records that Sellers are required by law to retain in its possession; (b) Sellers's cash and cash equivalents as of the day immediately prior to the Effective Date (as defined herein); (c) those extraordinary notes receivable of the Sellers existing as of the Effective Date set forth on Exhibit 1.2 attached hereto; (d) all prepaid expenses and security deposits of the Sellers existing as of the Effective Date set forth on Exhibit 1.2 attached hereto; and (e) any tax refunds or insurance recoveries related to periods prior to the Effective Date except to the extent any insurance recovery is related to an asset reflected on the Interim Financial Statements.

         1.3 Assumed Contracts, Leases and Liabilities.

                  (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only (a) Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) of those obligations existing at February 1, 1998, constituting working capital liabilities incurred in the ordinary course of business which Buyer expressly elects to assume, as specifically set forth on
Exhibit 1.3(a) attached hereto, (b) those obligations constituting working capital liabilities incurred in the ordinary course of business on and after the Effective Date (as such term is defined in paragraph 1.5), including indebtedness for borrowed money incurred to purchase Inventory in an amount not to exceed that set forth on Exhibit 1.3(b) hereto, but excluding all other long-term and interest bearing debt and other than obligations and costs associated with the "Sellers Plans" described in paragraph 3.13, and (c) those obligations arising on and after the Effective Date under those Contracts (as such term is defined in paragraph 3.9) which Buyer expressly elects to assume (collectively, the "Assumed Liabilities").

                  (2) Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and will not be liable for, any debt, liability or obligation of Sellers or Shareholders of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated under this Agreement and that Sellers and/or Shareholders will remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Sellers and/or Shareholders including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly assumed by

Buyer pursuant to this paragraph, and other accrued employee benefits including rights of Sellers' retirees to participate in Sellers' medical plans.

                  (3) Buyer will assume aggregate liabilities pursuant to clause
(a) of paragraph 1.3(1) of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) (the "Pre-Effective Date Assumed Liabilities Cap"). The liabilities assumed pursuant to Clause (a) of Paragraph 1.3 (1) will consist first of ordinary course working capital liabilities other than long term and interest bearing debt and second of long term and interest bearing debt so that, in the aggregate, such assumed liabilities do not exceed the Pre-Effective Date Assumed Liabilities Cap. For purposes of calculating the amount of the Assumed Liabilities, the present value of payments to be made on and after the Effective Date with respect to any Assumed Liability that is a capitalized obligation under generally accepted accounting principles will be considered part of the amount of such Assumed Liabilities. In the event that Buyer elects to assume Assumed Liabilities pursuant to paragraph 1.3(1)(a) in excess of the Pre-Effective Date Assumed Liabilities Cap, then the cash portion of the Purchase Price (as such term is defined herein) payable at Closing will be reduced on a dollar-for-dollar basis to the full extent of such excess.

         1.4 Collection of Receivables. At Closing, Sellers and Shareholders will take all appropriate action necessary to vest in Buyer all right, title and interest in the Receivables, and Buyer will proceed to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Sellers and Shareholders will collect the Receivable in compliance with all applicable laws, as Buyer's agents for the limited purpose of such collection, and will immediately deliver to Buyer the gross proceeds of such collection. Sellers and Shareholders will also provide such additional assistance in the collection process as Buyer may reasonably request. If, within 240 days following the Effective Date, Buyer has collected proceeds of Receivables generated prior to the Effective Date in an aggregate amount less than Three Million and No/100 Dollars ($3,000,000), (a) Sellers and, on a several but not joint basis as more fully described in Article X, Shareholders will pay to Buyer the amount of the shortfall (such amount shall be funded first by offset against the Note (as defined herein)), and (b) Shareholders agree to prepare, at Buyer's cost, revised historical financial statements reflecting the impact of the less-than-anticipated collections. Buyer shall remit to Sellers gross proceeds in excess of Three Million and No/100 Dollars ($3,000,000.00) collected by Buyer with respect to Receivables created prior to the Effective Date on a monthly basis for a period of two (2) years following the Effective Date. Buyer agrees that during such two year period it will use commercially reasonable efforts to collect such Receivables. If two (2) years following the Effective Date both: (i) any such Receivables remain uncollected and (ii) either $3,000,000.00 in proceeds of such Receivables have been collected by Buyer or all Sellers and Shareholders have fully satisfied their obligations under clauses (a) and (b) of this paragraph 1.4, then Buyer will assign back to Sellers for no consideration all such uncollected Receivables related to periods prior to the Effective Date.

         1.5 Closing. If all of the conditions to Closing set forth in Articles VI and VII are satisfied, the parties will use good faith efforts to close the contemplated transactions by March 31, 1998, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree (the "Closing"). Upon consummation, Closing will be deemed to be effective, and the transfer of the Assets will be deemed to have occurred, for accounting purposes as of 12:01 a.m. local time on February 1, 1998 (the "Effective Date"). Accordingly, all income generated from operation of the Business on and after the Effective Date will belong to Buyer, and adjustments to reflect the distribution of income and liabilities with respect to the Business as contemplated under this Agreement will be made in accordance with the procedures outlined in Exhibit 1.5 attached hereto. If Closing has not occurred by April 15, 1998, then any party not in default hereunder may terminate this Agreement, with or without cause and without further obligation, by so notifying the other party(ies) in writing.


                           ARTICLE II. PURCHASE PRICE

         2.1 Purchase Price. The purchase price payable by Buyer to Sellers for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XI, will be Fourteen Million Seven Hundred Fifty Thousand and No/100 Dollars ($14,750,000.00) (the "Purchase Price"). The Purchase Price will be subject to adjustment as set forth in this Agreement and will be payable at Closing in the following manner:

                  (1) Nine Million Five Hundred Thousand and No/100 Dollars($9,500,000.00), subject to the foregoing adjustments, in immediately available funds by wire transfer at Closing;

                  (2) One Million and No/100 Dollars ($1,000,000.00) by a purchase price note (the "Note"), the form of which is attached hereto as
Exhibit 2.1(2), subject to offset as provided in paragraph 1.3(1) to the extent that less than Three Million Dollars of pre- Effective Date Receivable are collected within the time period set forth in such paragraph, and subject to offset to fund indemnification claims as provided in Article X; and

                  (3) Up to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) pursuant to an incentive based earn out, the terms of which are contained in Exhibit 2.1(3) which is attached hereto.

                  (4) Assumption of the Assumed liabilities in the amount of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000).

         2.2 Interest on Purchase Price. In addition to the Purchase Price described in paragraph 2.1, Buyer will deliver to Sellers, in immediately available funds by wire transfer at Closing, interest on that portion of the Purchase Price noted in paragraphs 2.1(1), and 2.1(2) at the rate of seven percent (7%) per annum for the Effective Date until Closing.

         2.3 Allocation of Purchase Price. The Purchase Price will be allocated among the Assets in the manner set forth in Exhibit 2.3 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation will be used by them for tax, reimbursement and all other purposes. Each party to this Agreement agrees that it will report the transaction completed under this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

         2.4 Referrals. No part of the Purchase Price is a payment to the Sellers or the Stockholders for the recommending or arranging for the referral of business or the ordering of items or services offered by Buyer; nor are the payments intended to induce referrals of business to Buyer. All parties hereto acknowledge and agree that neither Sellers nor Stockholders have any obligation (and there is no representation, implied or otherwise) to refer business to, or otherwise utilize the services or facilities, of Buyer or any Affiliate of Buyer.


             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Sellers hereby jointly and severally represents and warrants to Buyer, which representations and warranties will be true and correct on the date hereof and as of the date of Closing, as follows:

         3.1 Organization, Qualification and Authority. Evocare and Home Health are corporations duly organized and validly existing in the States of Delaware and Rhode Island, respectively. Since the date of its organization and incorporation, each Seller has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. Each Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. No person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Sellers other than the Shareholders and those persons who hold the options described on Exhibit 3.1 hereto. Sellers own no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Sellers each have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Sellers hereby. Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholders hereby, and to take all actions necessary, in their capacity as the stockholders of Sellers, to permit or approve the actions of Sellers taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Sellers, have been duly authorized by all necessary action on the part of Sellers. Except for the third party consents and waivers identified on Exhibit 3.1 hereto, no other action, consent or approval on the part of Sellers, Shareholders or any other person or entity is necessary to authorize due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Sellers and/or Shareholders, upon due execution and delivery thereof, will constitute the valid and binding obligations of each of Sellers and Shareholders, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         3.2 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Sellers and/or Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Sellers or Business under: (a) any term or provision of the Charter or Bylaws of Sellers; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Sellers and/or Shareholders are a party or by which Sellers and/or Shareholders or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Sellers, Shareholders and/or the Assets are subject.

         3.3 Financial Statements.

                  (1) Attached hereto as Exhibit 3.3 are true and correct copies of Sellers' combined, reviewed balance sheets as of December 31, 1997, and their combined, reviewed income statements for the year then ending (the "Fiscal Year Financial

Statements"), and the combined interim unaudited balance sheets and income statements of Sellers for the one (1) month period ended January 31, 1998 (the "Interim Financial Statements" which, with the Fiscal Year Financial Statements, will be referred to as the "Financial Statements"). The Financial Statements are based on the books and records of Sellers and present fairly, in compliance with generally accepted accounting principles, the financial position of Sellers as of, and the results of its operations for, the periods specified, except for the absence of footnotes otherwise required under generally accepted accounting principles ("GAAP") and, in the case of the Interim Financial Statements, normal year-end adjustments. Except as set forth in the Interim Financial Statements, Sellers have, and as of Closing will have, no contingent liabilities or obligations which are required to be disclosed therein in accordance with GAAP.

                  (2) The books and records of Sellers are in such order and completeness so that, except as set forth on Exhibit 3.3(2) hereto, an unqualified audit may be performed for any period prior to Closing not already audited. Sellers and Shareholders will fully and readily cooperate with Buyer, at Buyer's cost, in Buyer's attempt to perform an audit of the Sellers for any period prior to Closing not already audited.

         3.4 Operations Since December 31, 1997 . Except as set forth on Exhibit
3.4 hereto, since December 31, 1997, there has been no:

                  (1) material change in the condition, financial or otherwise, which has had a material and adverse effect on the Business or in the results of the operations of Sellers;

                  (2) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                  (3) sale, lease, transfer or other disposition by Sellers of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, except inventory and equipment held for rent in the ordinary course of business;

                  (4) increase in the compensation payable by Sellers to any Shareholders, employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholders or independent contractors of the Sellers;

                  (5) cumulative net operating loss incurred in the operation of the Business, adjustment or write-off of Receivables or reduction in reserves for Receivables, in each case outside of the ordinary course of business, or change in the accounting methods or practices employed by Sellers or change in depreciation or amortization policies;

                  (6) issuance or sale by Sellers or Shareholders, or contract or other commitment entered into by Sellers or Shareholders, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Sellers, except upon exercise of outstanding options;

                  (7) payment by Sellers of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                  (8) merger, consolidation or similar transaction involving the Sellers;

                  (9) strike, work stoppage or other labor dispute adversely affecting the Business; or

                  (10) termination, waiver or cancellation of any material rights or claims of Sellers, under contract or otherwise.

         Further, since the Effective Date, neither Shareholders nor any of their family members or affiliates have received any compensation, benefits or distributions from Sellers, whether as salary, bonus, fees, dividends or any other form of compensation, which, in the case of Bernard and Kelly Lambrese, is greater than the amount of compensation and benefits contemplated for each pursuant to the agreements referenced in paragraph 7.7 except such amounts as have been repaid and adjusted for at Closing, and except for distributions to fund tax obligations as Shareholders of S corporations shown on Exhibit 3.4 that will be repaid and adjusted for at Closing.

         3.5 Litigation. Except as disclosed in Exhibit 3.5 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Sellers or Shareholders has threatened to assert, any claim for any action or proceeding, against Sellers (or any officer, director, employee, agent or shareholders of Sellers in their capacity as such) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act of 1993). Neither of the Sellers nor any Shareholder have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 3.5, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Sellers and Shareholders, threatened involving Sellers, any

Shareholder in his or her capacity as such, any of the Assets or the Business. The claims disclosed in Exhibit 3.5 will not result in any liability to or obligation of Buyer, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.

         3.6 Licenses.

                  (1) Sellers have all Licenses necessary to occupy, operate and conduct the Business, and no waivers or exemptions exist relating thereto. There is no default on the part of either of the Sellers or any other party under any of the Licenses, and there exist no grounds for revocation, suspension or limitation of any of the Licenses. Copies of each of the Licenses are attached to and listed on Exhibit 3.6(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 3.6(1). Sellers are, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 3.6(1). No notices have been received by Sellers or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses.

                  (2) Sellers have all certificates of need, certificates of exemption or non- review letters (collectively referred to as "CON's") necessary to operate the Business as it has been historically and currently conducted. Copies of all implemented and unimplemented CON's issued to Sellers in the past five (5) years have been previously provided to Buyer. Sellers are in compliance with the terms of all current CON's.

                  (3) Each employee of Sellers has all Licenses required for each such employee to perform such employees' designated functions and duties for Sellers in connection with conducting the Business, and no waivers or exemptions exist relating thereto. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses.

                  (4) Sellers' infusion services businesses are accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 3.6(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         3.7 Medicare, Medicaid and Other Third-Party Payors.

                  (1) Sellers participate in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in
Exhibit 3.9 attached hereto. Sellers are, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements.

                  (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Sellers or Shareholders, nor to their knowledge is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Sellers have not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve
(12) months, nor have either Sellers or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                  (3) Sellers currently have contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) are included in Exhibit
3.9. Sellers are, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

                  (4) All liabilities and contractual adjustments of Sellers under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. If, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the periods on or prior to Closing, relating to amounts owing under any such programs by Sellers, then Sellers will immediately pay to Buyer the amounts so offset, with interest at a rate equal to six percent (6%) per annum; provided, however that Buyer will bear the risk of offset as to operations from the Effective Date through Closing so long as such offsets are not caused by the willful acts or omissions, or gross negligence, of Shareholders, Sellers and/or its employees, representatives or agents. The interest will accrue from the date of offset by the third party until the date paid by Sellers to Buyer.

         3.8 Title to and Condition of Assets.

                  (1) One of the Sellers is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except the Assumed Liabilities, and except for liens which will be discharged at Closing. The Assets are all the assets set forth on the Interim Financial Statements or used in the operation of the Business.

                  (2) The descriptions of the Real Estate contained in Exhibit 1.1(1) are accurate and include all real property leased or owned by Sellers or Shareholders and used in connection with the Business or set forth on the Interim Financial Statements. Neither of the Sellers owns any real property. Sellers are in lawful possession of all of the Real Estate that is leased rather than owned, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business. Additionally, Sellers have the right and authority to transfer and convey the leased Real Estate to Buyer as contemplated by the terms of this Agreement, and such transfer and conveyance, once effected as contemplated hereunder, will vest in the Buyer the lawful right to possess and use the leased Real Estate, superior in right to all others.

                  (3) The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets, together with the Excluded Assets, comprise all assets owned by Sellers and all assets used in connection with the Business. All components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order, normal wear and tear excepted. Neither of the Sellers has received no written recommendation from any insurer to repair or replace any of the Assets with which Sellers has not complied.

                  (4) The Inventory is, and on Closing will be, of a quality and quantity presently used by Sellers in the ordinary course of business determined and valued consistent with Sellers' past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Seller has in place adequate controls to track all Inventory and, along with Shareholders pursuant to the terms of Article X, will indemnify Buyer for any missing infusion pumps or other Inventory which, in the aggregate, would cost Ten Thousand Dollars ($10,000.00) or more to replace. Since the date of the Interim Financial Statements, neither of the Sellers has decreased or substituted its items of Inventory other than in the ordinary course of business.

                  (5) All vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.1(2) attached hereto, are properly licensed, and are registered in accordance with applicable law.

                  (6) All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Sellers are listed and described in Exhibit 3.8 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Sellers and Shareholders, threatened which challenge the validity of the ownership by Sellers of any such Intellectual Property. Neither of the Sellers has licensed anyone to use any such Intellectual Property, and neither Sellers nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Each of the Sellers owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         3.9 Contracts.

                  (1) Exhibit 3.9 attached hereto sets forth a complete and accurate list of all contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Sellers and/or Shareholders are a party or by which Sellers, the Assets or the Business is bound or affected (collectively, the "Contracts"). Accurate and complete copies of all written Contracts and written summaries of key terms of all oral Contracts have been previously delivered to Buyer. Except for the Assumed Liabilities, all Contracts and all other obligations and liabilities relating to the Assets and the Business will be retained by Sellers.

                  (2) None of the Contracts has been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Contracts. There are no counterclaims or offsets under any of the Contracts.

                  (3) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts, except for those that result from or relate to leased Assets. No purchase commitment by Sellers is in excess of Sellers' ordinary business requirements.

                  (4) Following receipt of the consents and waivers identified on Exhibit 3.9, assignment to Buyer of those Contracts constituting part of the Assumed Liabilities will not default, alter or terminate any such Contracts, and such assignment will confer and convey all of Sellers' rights thereunder to Buyer.

         3.10 Environmental Matters.

                  (1) Hazardous Substances. As used in this paragraph 3.10, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammable and explosives.

                  (2) Compliance with Laws and Regulations. All operations or activities on, and any use or occupancy of, the Real Estate by Sellers, any Affiliates of Sellers (wherein the term "Affiliates" will mean any person or entity controlling, controlled by or under common control at any time with Sellers, and the term "control" will mean the power, directly or indirectly, to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Sellers or its Affiliates ("Agents"), or any tenant or subtenant of Sellers is and has been in compliance with any and all laws, licenses, permits, regulations, orders, codes, judicial decisions, decrees and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Sellers, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by and complies with Environmental Law:

                           (a) Neither Sellers nor their Affiliates or Agents
have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances on the Real Estate (except in compliance with applicable law) nor, to the best knowledge of Sellers or Shareholders, has the Real Estate ever been used for any of the foregoing.

                           (b) Neither of the Sellers nor their Affiliates or
Agents have installed on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                           (c) Neither of the Sellers has at any time engaged in
or permitted any dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances on the Real Estate that would subject the Real Estate or Buyer to clean-up obligations imposed by environmental governmental authorities. Neither of the Sellers has assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

                           (d) Neither of the Sellers (i) has either received or
been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or, to the best knowledge of the Sellers and Shareholders, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law.

                           (e) Neither of the Sellers nor their Affiliates or
Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Sellers and Shareholders, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

                  (3) Other Environmental Matters. To the best knowledge of Sellers and Shareholders, there are no underground storage tanks on any portion of the Real Estate, the Real Estate is free of dangerous levels of naturally-emitted radon, and no portion of the Real Estate has ever been used as a landfill. Sellers have furnished to Buyer a copy of any environmental audit or report on the Real Estate which Sellers or their Affiliates obtained or was furnished. All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated.

         3.11 Sellers' Employees.

                  (1) Exhibit 3.11 attached hereto sets forth: (a) a complete list of all of each Seller's employees, (b) their respective rates of pay, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Sellers. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102 et seq. Except as provided in
Exhibit 3.9, Sellers have no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 3.11 also (a) lists, and has attached copies of, all employee fringe benefits and personnel policies, and (b) lists all ex-employees of Sellers utilizing or eligible to utilize COBRA (health insurance). Sellers will terminate all of their employees at Closing, and Sellers and Shareholders agree, pursuant to the terms of Article X, to indemnify and hold Buyer harmless from and against any and all claims of Sellers' employees relating to their employment by Sellers through Closing and such termination, whenever made. Other than the Assumed Liabilities, the parties to this Agreement expressly agree that Sellers will retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of Closing, including related payroll taxes.

                  (2) Neither of the Sellers is a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Sellers to compensate employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Sellers and Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Sellers and any present or former employee(s) of Sellers. There is no pending or, to the best knowledge of Sellers and Shareholders, threatened suit, action, investigation or claim between Sellers and any present or former employee(s) of Sellers. There has not been any labor union organizing activity at any location of either of the Sellers, or elsewhere, with respect to the Sellers' employees.

         3.12 Employee Benefit Plans.

                  (1) Except as described on Exhibit 3.12, Sellers do not maintain any bonus, deferred compensation, pension, retirement, stock option, stock appreciation, restricted stock, profit sharing, severance, medical or life insurance, employee stock ownership or stock purchase plans or other "employee pension benefit plan", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other "employee welfare benefit plan", as defined in Section 3(1) of ERISA (collectively the "Sellers Plans"). All of the Sellers Plans described in Exhibit 3.12 have been operated in all respects in compliance with all applicable laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code of 1986 ("Code"), and regulations thereunder (collectively the "Employee Benefit Laws"). Copies of all Sellers Plans have previously been provided to Buyer.

                  (2) With respect to any Sellers Plan which is intended to qualify under Section 401(a) of the Code (collectively, the "Sellers Pension Plans"), a favorable determination letter as to the qualification of the plan under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no amendment made (or the failure to make such amendment) to any Sellers Pension Plan subsequent to the date of such determination letter has adversely affected the qualified status of any such Sellers Pension Plan.

                  (3) Each of the Sellers has performed all obligations required to be performed by it under, and is not in default or in violation of, the terms of any of the Sellers Plans in any respect. No "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), or breach of fiduciary duties (as described in Section 404 of ERISA) and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Sellers Plan. Sellers have not incurred and does not reasonably expect to incur, any liability to the Pension Benefit Guaranty Corporation (except for required premium payments, which payments have been made when due). No "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived), exist with respect to any of the Sellers Plans. No "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any Sellers Plan subject to the minimum funding requirements of Code Section 412, and, if applicable, Title IV of ERISA. Sellers have no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages.

                  (4) Sellers are not required to contribute to, and during the five-year period ending on the date of Closing will not have been required to contribute to, any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA covering Sellers' employees and Sellers will not be subject to any withdrawal liability (whether partial or complete) within the contemplation of Section 4001 et seq. of ERISA as a result of the Transactions. Sellers have never contributed to, withdrawn from, or had any employee covered by a multi-employer plan.

                  (5) Neither of the Sellers has any unpaid obligations and liabilities to provide benefits or contributions with respect to any Sellers Plan (including, without limitation, liabilities and obligations currently due and those not yet due that are attributable to the current plan year or otherwise will become due at a later date for benefits previously earned). With respect to each Sellers Plan subject to Title IV of ERISA, as of the date of Closing, the assets of each such Plan are at least equal in value to the greater of (1) the present value of the accrued benefits (determined as of the date of Closing) of the participants in such Plans, based on actuarial methods, tables and assumptions satisfactory to Buyer which present value is not less than the projected benefit obligation for such Plan under FASB 87, or (2) such amount as may be determined pursuant to Sections 411 and 417 of the Code (or such other provision of the Code or ERISA as may be applicable) as necessary to fund required benefits upon termination of such Sellers Plan.

                  (6) Each of the Sellers has made all contributions and other payments required by and due under the terms of each Sellers Plan.

                  (7) No asset of either of the Sellers is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

                  (8) Neither of the Sellers nor any affiliated company that is, or was at any time after September 2, 1974, together with Sellers, treated as a "single employer" under Section 414(b), 414(c), 414(m), or 414(o) of the Code, has incurred any liability which could subject any of the parties to this Agreement to any liability under
Section 4062, 4063, or 4064 of ERISA.

                  (9) There are no negotiations, demands or proposals which are pending which affect matters now covered, or that would be covered, by the types of plans or agreements listed in Exhibit 3.12. There has been no failure to comply with any applicable reporting and disclosure requirements under Title I or Title IV of ERISA that could subject Sellers to any civil or criminal sanction. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Sellers or the Sellers Plans, and no facts are known to exist which could reasonably be expected to give rise to any actions, suits or claims (other than routine claims for benefits) pending or threatened against Sellers or the Sellers Plans, and no facts are known to exist which could reasonably be expected to give rise to any actions, suits or claims (other than routine claims for benefits) against Sellers or against the Sellers Plans.

                  (10) Sellers have each complied in all respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act as it relates to employee benefits provided to Sellers' employees.

                  (11) Prior to the Closing, Sellers have each taken the necessary official actions to terminate the Sellers Plans. Sellers will handle the termination of the Sellers Plans, including (1) adoption of the necessary amendments to the Sellers Plans to bring each into full compliance with the current laws, (2) request for a favorable determination letter from the Internal Revenue Service on the termination of each such plan, (3) preparation and distribution of benefit distribution forms to participants and (4) preparation of remaining forms to be filed with the government agencies. If one of the Sellers' Plans includes the features described in Section 401(k) of the Code, then such actions to terminate the Plan prior to the date of Closing will be handled in such a manner so that distributions may be made to the participants in such Plan as provided in Section 401(k)(2)(B)(i)(II) of the Code and the restrictions under Section 401(k)(10)(A)(i) of the Code and 1.401(k)-1(d)(3) of the Treasury Regulations on distributions do not apply upon Plan termination because of the maintaining of a defined contribution plan maintained by the Buyer. All costs associated with the termination of the Sellers Plans and any other liabilities related thereto shall remain with and be assumed by the Sellers.

         3.13 Insurance. Each of the Sellers has in effect and has since its inception continuously maintained insurance coverage for its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all current insurance policies is included in Exhibit 3.9.
Exhibit 3.13 attached hereto sets forth a summary of the Sellers' current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to either of the Sellers and the Business, and includes a recent three-year claims history relating to Sellers and the Business as prepared by the applicable insurance carrier(s). Sellers and Shareholders agree, pursuant to the terms of

Article X, to indemnify and hold harmless Buyer from and against any damages or costs (including attorney fees) arising out of such insurance claims to the extent not covered by insurance proceeds. Sellers are not in default or breach with respect to any provision contained in any such insurance policies, nor has either of the Sellers failed to give any notice or to present any claim thereunder in due and timely fashion.

         3.14 Conflicts of Interest. Except as described in detail on Exhibit
3.14 hereto, none of the following is either a supplier of goods or services to Sellers, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Sellers: (a) any Shareholder,
(b) any director or officer of Sellers, or (c) any entity under common control with Sellers or controlled by or related to Shareholders.

         3.15 Compliance with Healthcare and Other Laws. Neither of the Sellers has made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Sellers which action could have a material adverse effect on the Business. Neither WARN nor any similar state law applies to such transactions, and such transactions comply with applicable state antitrust and similar laws. None of the Contracts and no activity of Sellers violates (a) Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect or (b) provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Sellers are in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance could not have a material adverse effect on the Business. All Certificates of Medical Necessity filed by Sellers have been properly completed, executed and filed in compliance with all applicable laws, rules and regulations. All healthcare, tax and other returns, reports, plans and filings of any nature required to be or otherwise filed by Sellers with any governmental authorities or third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Sellers will retain and be responsible for any liability incurred in connection with any such return, report, plan and filing.

         3.16 WARN Act. Since ninety (90) days prior to the Effective Date, Sellers have not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         3.17 Tax Returns; Taxes. Sellers have filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Sellers have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any governmental authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Sellers and Shareholders, threatened against Sellers by any governmental authority; and Sellers have not been granted any extension of the limitation period applicable to any tax claims.

         3.18 No Omissions or Misstatements. The information included in this Agreement and the Exhibits hereto does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

         3.19 Sole Representations. The representations and warranties contained herein constitute the sole representations and warranties which are being extended by the Sellers with respect to the transaction contemplated herein.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Sellers and Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers and Shareholders, which representations and warranties will be true and correct on the date hereof and on the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, will constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to the existing credit agreement of Buyer) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         4.3 SEC Reports. Prior to Closing, Buyer will furnish to Shareholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and its proxy materials for the most recently held annual meeting of shareholders (collectively, the "SEC Reports") as such reports were filed with the Securities and Exchange Commission. The SEC Reports, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1997, there has been no material adverse change in the operation of the business of the Buyer, taken as a whole, which would necessitate any filings with the Securities and Exchange Commission modifying the SEC Reports, other than in the ordinary course of business.


                         ARTICLE V. COVENANTS OF PARTIES

         5.1 Preservation of Business and Assets. Except as set forth on Exhibit
5.1 hereto, from the Effective Date until Closing, each of the Sellers and the Shareholders will use their reasonable efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Sellers or the Business. Until termination of this Agreement, Sellers and Shareholders agree that they will not sell, transfer or pledge, or negotiate the sale, transfer or pledge of, either any of the Assets or any stock or other security of Sellers, nor merge or consolidate with any other entity; neither of the Sellers nor the Shareholders will solicit any inquiries, proposals or offers relating to any such transactions. From the Effective Date until Closing, Sellers will pay no dividend (other than those needed to fund tax obligations as shareholders of S Corporations as shown on Exhibit 3.4 and that will be repaid and adjusted for at Closing), and will make no distribution or extraordinary payment to the Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Sellers will not sell, discard or dispose of any of the Assets, except in the ordinary course of business consistent with past practices. None of the Contracts will be amended between the date hereof and Closing without the prior written consent of Buyer, and Sellers will not enter into any new material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer. From the Effective Date until Closing, Sellers and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair. Buyer, Sellers and Shareholders will use their reasonable efforts to facilitate the consummation of the transactions contemplated under this Agreement.

         5.2 Books and Records.

                  (1) From the date hereof until Closing, each of the Sellers will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

                  (2) Until Closing, Sellers will give to Buyer full access, by appointment at mutually agreed times, to all of Sellers' offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and will furnish to Buyer a copy of all documents and information concerning the properties and affairs of the Sellers, the Business or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Sellers will direct such third parties to promptly provide them to Buyer.

                  (3) Following Closing, Buyer will permit Sellers, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to Closing. All out-of-pocket costs associated with the delivery of the requested documents will be paid by Sellers.

                  (4) Following Closing, Sellers will permit Buyer to have access to, and examine and make copies of, all books and records of Sellers and its Affiliates relating to the Business or Assets, which books and records are retained by Sellers and which relate to transactions or events occurring prior to Closing. For a period of seven (7) years after Closing, Sellers agree that, prior to the destruction or disposition of any such books or records, Sellers will provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Sellers in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Sellers will not destroy such documents or records and the parties will then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records will be paid by Buyer.

                  (5) Sellers will cause its accounting firm and prior accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda and periodic reports, if any, necessary or appropriate to enable Buyer or its Affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws. After Closing, Sellers and Shareholders will make the books and records of Sellers available to the Buyer and will otherwise cooperate with Buyer in order to permit Buyer, at its expense, to conduct an audit of the Sellers' financial statements for any period prior to Closing not already audited. Sellers agree to cooperate, with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         5.3 Preserve Accuracy of Representations and Warranties. Each of the Sellers and the Shareholders will refrain from taking any action which would render any representation and warranty contained in Article III untrue, inaccurate or misleading as of Closing. Sellers and each Shareholder will promptly notify Buyer of any lawsuit, claim, audit, investigations, administrative action or other proceeding asserted or commenced against Sellers or its directors, officers, or Shareholders, that may involve or relate in any way to Sellers, the Assets, Shareholders or the operation of the Business. Sellers and Shareholders will promptly notify Buyer of any facts or circumstances that come to either's attention and that cause, or through the passage of time may cause, any of Sellers' and Shareholders' representations and warranties to be untrue or misleading at any time from the date hereof through Closing.

         5.4 Employees. Sellers will use their reasonable efforts to retain their employees in their current positions up to Closing. At Closing Sellers will terminate those employees listed on Exhibit 3.12, and Buyer (or one of its Affiliates) will offer employment to such employees on terms and conditions substantially equivalent to those in place at Closing except as otherwise provided in paragraph 7.7. Sellers, Shareholders and Buyer acknowledge and agree that such employees will remain on Sellers' payroll system during transition of the Business to the control of Buyer until integration of payroll is possible. During this interim period Sellers will timely pay all taxes related to the payroll of such employees and file and maintain all reports and documentation related to such payroll, including employee 941 and W-2 forms. Buyer agrees to use its best efforts to assume, either directly or through an Affiliate, such payroll responsibilities as promptly as possible and, during the transition period, will promptly reimburse Sellers for documented, out-of-pocket costs directly associated with maintaining such payroll, including but not limited to payment of payroll taxes. Sellers need not continue their worker's compensation coverage following Closing with regard to individuals who become employees of Buyer. Buyer will obtain worker's compensation for such employees beginning as of Closing.

         5.5 Broker's or Finder's Fee. Neither Buyer, Sellers nor any Shareholder has employed or is liable for the payment of any fee to any finder, broker or similar person in connection with the transactions contemplated under this Agreement, other than Ultimate Resource, Inc., whose fees and expenses shall be borne by the Shareholders.

         5.6 Indebtedness; Liens. Other than in the ordinary course of business from the Effective Date through Closing, Sellers will not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. At Closing the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as set forth in those Contracts which Buyer expressly elects to assume, and Sellers will deliver to Buyer by Closing such pay-off letters, releases, U.C.C. termination statements and other documents as Buyer may request to evidence the same.

         5.7 Compliance with Laws and Regulatory Consents. From the date hereof through Closing, (a) Sellers will comply with all applicable laws and regulations; (b) Sellers will keep, hold and maintain all Licenses necessary or advisable for the Business and operation of the Assets; (c) Sellers and Shareholders will use their reasonable efforts and will cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated under this Agreement; and (d) Sellers and Shareholders will make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement. The parties waive compliance with any applicable bulk sales statute.

         5.8 Maintain Insurance Coverage. From the date hereof through Closing, Sellers will maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and will provide, upon request by Buyer, evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional named insured since the Effective Date. If Sellers' existing product and professional liability insurance is on an "occurrence" basis, Sellers will maintain such insurance through "discontinued operations" coverage for at least one year after Closing. If Sellers' existing product and professional liability insurance is on a "claims made" basis, Sellers will maintain such insurance through both "discontinued operations" coverage for at least one year after Closing and "tail" coverage for at least five (5) years after Closing.

         5.9 Medicare and Medicaid Reporting. Through Closing, Sellers will timely file or cause to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid and Blue Cross. Sellers have paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to the Effective Date; provided, however, that if any adverse adjustments or offsets regarding operations on or after Effective Date are the result of the wilful acts or omissions, or gross negligence, of Sellers, Shareholders or Sellers' employees, representatives or agents, Sellers and Shareholders will also be responsible for such adjustments and offsets as contemplated under paragraph 3.7. Sellers will be entitled to receive any refund or other benefit which may result from the filing of said reports and claims for operations up to the Effective Date, and Buyer will likewise be so entitled beginning on the Effective Date.

         5.10 Current Return Filing. Sellers will be responsible for (a) the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Sellers ending on or before Closing, and (b) the payment of all such taxes when due. Buyer will reimburse Sellers for all income taxes (but no penalties or assessments) properly paid by Sellers which relate to operations of the Business from the Effective Date through Closing.

         5.11 Financial Analysis. Buyer covenants to provide Sellers and Shareholders all information which Sellers and Shareholders feel relevant to their decision to accept the form of Purchase Price stipulated in paragraph 2.1, exclusive of confidential and/or proprietary information which Buyer in good faith determines is not relevant to the Sellers and Shareholders' determination. Sellers and Shareholders represent that they possess, with their financial advisors (if any), the financial and business experience to make an informed decision regarding the form of the Purchase Price and the financial means to bear the economic risk of the same. The representations, warranties and covenants contained in this Agreement are not to be deemed acknowledgments by any party that any portion of the Purchase Price constitutes a "security" as defined in either the Security Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         5.12 Removal of Certain Conditions to Closing. In furtherance of the parties' agreement and obligation to use their respective best efforts to facilitate consummation of the contemplated transactions, the parties hereby expressly agree to use their best efforts to satisfy fully certain conditions to Closing stipulated on Articles VI and VII of this Agreement as follows: the conditions itemized in paragraphs 6.4, 7.4, 7.6, 7.7, 7.8 and 7.9 will be fully satisfied by March 11, 1998. If any condition is not fully and timely satisfied, the non-breaching party or parties shall have the right, upon written notice to the other parties hereto, to terminate this Agreement without further liability or obligation by any party. Failure to provide requested due diligence items, including but not limited to UCC and other lien searches, by March 9, 1998 will be deemed a breach of this paragraph 5.12. Upon completion of all conditions stipulated in paragraphs 6.4, 7.4, 7.6, 7.7, 7.8 and 7.9, the parties will execute and deliver a binding letter agreement confirming the same.

         5.13 Third Party Consent. Buyer acknowledges the difficulties associated with Sellers and Shareholders obtaining all third party consents pertaining to assignment of Contracts as required under paragraph 8.6, and Sellers and Shareholders acknowledge that Buyer cannot properly assess this matter prior to completing its due diligence. Accordingly, the parties agree to use their best efforts to enter into a binding letter agreement by March 11, 1998 modifying paragraph 8.6 with the expectation that certain third party consents otherwise required by Closing will instead be delivered subsequent to Closing. If the parties fail to agree upon such letter by such date, either Buyer or Seller may terminate this Agreement with no further liability hereunder.

         5.14 Hart-Scott-Rodino Filing. Shareholders and Sellers will (with the assistance of the Buyer if and when required) timely and promptly make, and Buyer will or, if Buyer is not the "ultimate parent" it will cause its "ultimate parent" (with the assistance of Shareholders and Sellers if and when required), to timely and promptly make, all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Antitrust Improvements Act"). The parties will use their best efforts to obtain the approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, to the purchase of the Assets by Buyer or the lapse prior to Closing of the waiting period under the Antitrust Improvements Act without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated under this Agreement.


           ARTICLE VI. SELLERS' AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Sellers and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Sellers in whole or in part):

         6.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Sellers and/or Shareholders pursuant hereto, will be deemed to have been made again at Closing and will then be true in all material respects; and Buyer will have performed and complied with all covenants, agreements and conditions required under this Agreement to be in all material respects performed or complied with by it prior to or at Closing.

         6.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agencies or body will have been instituted or threatened to restrain or prohibit the transactions here under contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Sellers or Buyer as a result of which Sellers reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated under this Agreement will have lapsed or been terminated.

         6.3 Order Prohibiting Transaction. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There will have been no statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

         6.4 Exhibits. The Exhibits to this Agreement will be completed to the mutual satisfaction of the parties.


                    ARTICLE VII. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         7.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Sellers and Shareholders contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, will be deemed to have been made again at Closing and will then be true in all material respects, and Sellers and Shareholders will have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         7.2 Regulatory Approvals. Buyer will have obtained (a) a temporary power of attorney with respect to the Controlled Substances Act or the Controlled Substances Import and Export Act in the form attached hereto as
Exhibit 7.2, (b) certification for participation in the Medicaid Programs of the states where the Business is conducted, (c) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (d) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary or reasonably advisable in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         7.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body will have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Sellers or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

         7.4 Inspection of Assets; U.C.C. Searches, etc. Buyer and its representatives will have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review will be acceptable to it. Sellers will have delivered to Buyer, at Sellers' expense, all U.C.C. financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Sellers, the Assets and the Business including all "DBA's," trade names and fictitious names of Sellers, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer in its sole discretion.

         7.5 Order Prohibiting Transaction. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business or, in any case, to exercise rights of ownership pursuant thereto. There will have been no statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

         7.6 Confidentiality and Non-Compete Agreements. Each of Chester Black, the key employees, officers and directors of each of the Sellers will execute and deliver to Buyer a Confidentiality and Non-Compete Agreement in form attached hereto as Exhibit 7.6.

         7.7 Employment Agreements. An affiliate of Buyer will have entered into an employment agreement (containing non-compete and confidentiality covenants) with each of Bernard Lambrese and Kelly Lambrese. Such employment agreements will be in the form attached hereto as Exhibit 7.7.

         7.8 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder will have been approved by the Board of Directors of Buyer.

         7.9 Exhibits. The Exhibits to this Agreement will be completed to the mutual satisfaction of the parties.


        ARTICLE VIII. OBLIGATIONS OF SELLERS AND SHAREHOLDERS AT CLOSING

         At Closing, Sellers and Shareholders will deliver or cause to be delivered to Buyer the following in form and substance satisfactory to Buyer:

         8.1 Documents Relating to Title. Sellers will execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:

                  (1) Unless otherwise agreed by Buyer, an Assignment and Assumption of Lease Agreement for each location of the leased Real Estate, with all recording, stamp tax or other transfer fees paid by Sellers, and conveying to Buyer the legal right to possess and use the leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer.

                  (2) A Bill of Sale warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Liabilities.

                  (3) Certificates of title to all vehicles that constitute Assets endorsed by Sellers and evidencing current odometer readings, together with completed originals of any forms required by applicable state authorities to transfer the titles and register each vehicle, free and clear of all liens except for the Assumed Liabilities, and a written statement of the book value of each vehicle.

                  (4) An effective and enforceable assignment and Assumption Agreement for those Contracts Buyer has agreed to assume.

         8.2 Possession. Sellers will deliver to Buyer full possession and control of the Business and Assets, including but not limited to the Cash and Cash Equivalents.

         8.3 Opinion of Counsel. Sellers and Shareholders will deliver to Buyer a favorable opinion of counsel, dated as of Closing, in the form attached hereto as Exhibit 8.3.

         8.4 Corporate Good Standing and Corporate Resolutions. Sellers and Shareholders will deliver to Buyer certificates of good standing from the Secretary of State of its state of organization and from each jurisdiction in which Sellers are qualified to do business, certified copies of the Bylaws and Charter of Sellers, and a certified copy of the resolutions of the Board of Directors and Shareholders of Sellers authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Sellers' incorporation relevant to such transactions and certified by officers of Sellers to be validly adopted and in full force and effect and unamended as of Closing.

         8.5 Closing Certificate. Sellers will deliver to Buyer a certificate of an officer of each of the Sellers, dated as of Closing, certifying that (a) each covenant and obligation of Sellers has been complied with and (b) each representation and warranty of Sellers is true and correct at Closing in all material respects as if made on and as of Closing provided that the provisions of Article X shall apply to any breach of such representations and warranties whether material or immaterial.

         8.6 Third Party Consents and Releases. Sellers will deliver to Buyer by Closing, all consents, estoppels, approvals, releases, pay-off letters, filings and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to, those consents necessary for the assignment of Contracts pursuant to paragraph 8.1(4), for release of any and all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, and any U.C.C. termination statements regarding the Assets.

         8.7 Non-Foreign Tax Certificate; Power of Attorney. Sellers will deliver to Buyer a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. Sellers will also deliver to Buyer the power of attorney described in paragraph 7.2.

         8.8 Insurance. Sellers will deliver evidence of insurance coverage as required by paragraph 5.8.

         8.9 Confidentiality, Employment and Lease Agreements. Sellers and Shareholders will deliver to Buyer each of the agreements described in paragraphs 7.6, and 7.7.

         8.10 Closing Statement. Sellers will, along with Buyer, execute a Closing Statement setting forth the Purchase Price and various adjustments thereto.

         8.11 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Sellers and Shareholders, as Buyer may reasonably request, will (a) cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, (b) execute and deliver such further instruments of sale, conveyance, transfer and assignment effectively to sell, convey, transfer and assign the Assets and Business to Buyer, (c) execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Sellers and/or Shareholders, and (d) execute and deliver such further instruments and to cooperate with Buyer to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.


                   ARTICLE IX. OBLIGATIONS OF BUYER AT CLOSING

         At closing, Buyer will deliver or cause to be delivered to Sellers the following in a form and substance reasonably satisfactory to Sellers and
Shareholders:

         9.1 Purchase Price. Buyer will make available to the Sellers the Purchase Price upon the terms specified in this Agreement.

         9.2 Assumption of Liabilities. Buyer will covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement.

         9.3 Opinion of Buyer's Counsel. Buyer will deliver to Sellers a favorable opinion of counsel for Buyer, dated as of Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Sellers and their counsel to the effect that:

                  (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                  (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         9.4 Corporate Good Standing and Certified Board Resolutions. Buyer will deliver to Sellers a certificate of good standing from the Secretary of State of Delaware, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereunder.

         9.5 Closing Certificate. Buyer will deliver to Sellers a certificate of an officer of the Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with by Buyer, and (b) each representation and warranty of Buyer is true and correct on Closing as if made on and as of Closing.


              ARTICLE X. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         10.1 Survival. The covenants, obligations, representations and warranties of Buyer, Sellers and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, will not be merged into any documents delivered in connection with Closing, and will survive the date of Closing for a period of eighteen (18) months; provided, however, that the representations, warranties and covenants set forth in paragraphs 3.7, 3.10,
3.16 (as such paragraph pertains to health care matters), 3.18, 5.9 and 5.10 will each survive for the applicable statute of limitations (the "Unrestricted Items").

         10.2 Indemnification by Sellers and Shareholders. Subject to the provisions of paragraph 10.4, Sellers and Shareholders will promptly indemnify, defend, and hold harmless Buyer and the directors, officers, stockholders, employees and agents of Buyer and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Sellers or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Sellers and/or Shareholders delivered pursuant to this Agreement,
(ii) any liability of Sellers not expressly assumed by Buyer pursuant to paragraph 1.3, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Sellers' employees, agents or independent contractors relating to all periods of time prior to Effective Date. Any indemnification payment made pursuant to this Article will include interest at a rate of six percent (6%) per annum (the "Rate") payable for the period measured from the date that the claim for indemnification for the loss, cost, expense or damage was asserted until the date of payment. Any claim for indemnification pursuant to this paragraph 10.2 shall first be made against the Note. The liability created under this paragraph 10.2 shall be joint and several between the Sellers and the liability created by this paragraph 10.2 and the obligations of Shareholders pursuant to paragraph 1.4 and shall be borne by the Shareholders in the following proportions: forty percent (40%) by Chester Black and sixty percent (60%) jointly and severally by Bernard F. Lambrese and Kelly Lambrese.

         10.3 Indemnification by Buyer. Subject to the provisions of paragraph 10.4, Buyer will promptly indemnify, defend, and hold Sellers harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(ies) against Sellers for failure to pay or perform any of the Assumed Liabilities; and (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Sellers arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the Effective Date. Any indemnification payment pursuant to the foregoing will include interest at the Rate from the date that the claim for indemnification for the loss, cost, expense or damage was asserted until the date of payment.

         10.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") will be subject to the following terms and conditions:

                  (1) Claims by Non-parties. The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within twenty (20) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within twenty (20) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid twenty (20) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by arbitration in Wilmington, Delaware in accordance with the rules and procedures of the American Arbitration Association.

                  (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article will be made as follows: The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues will be settled by arbitration in Wilmington, Delaware in accordance with the rules and procedures of the American Arbitration Association. Notwithstanding the provisions of this clause (2), the enforcement provisions set forth in paragraph 11.2 will be available in the event of a breach of paragraph 11.1.

                  (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Buyer, on the one hand, or Sellers and Shareholders, jointly and severally, on the other hand, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose prior to the Effective Date, Sellers and Shareholders will respond to the loss and defense expenses; (ii) if it is a claim in which the incident giving rise to liability clearly arose on or after the Effective Date, Buyer will respond to the loss and defense expenses; and
(iii) in the event that the incident giving rise to liability as to time is not clear, Sellers, Shareholders and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Sellers and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter will be submitted to binding arbitration in Wilmington, Delaware in accordance with the rules and procedures of the American Arbitration Association.

         (4) Limitations. The obligations of Seller and Shareholders, on the one hand, or the Buyer, on the other hand, under this Article X will not begin until the indemnified party incurs one or more claims that equal, in the aggregate, One Hundred Forty Seven Thousand Five Hundred and No/100 Dollars ($147,500.00) (the "Basket"); provided, however, that such Basket will not apply to obligations under paragraph 1.4 regarding the collection of Receivables, any working capital liabilities which are the responsibility of either Seller, Shareholders or Buyer, as the case may be, or the Unrestricted Items. Once the Basket is reached, the obligations of indemnifying party under this Agreement will apply only to all claims of an indemnified party in excess of the Basket. The parties acknowledge and agree that the materiality and knowledge caveats set forth elsewhere in this Agreement will provide no limitation on obligations of an indemnifying party in excess of or in addition to the Basket. Further, the indemnification obligations of the Seller and Shareholders, one the one hand, and the Buyer, on the other hand, will not exceed, in the aggregate, Six Million and No/100 Dollars ($6,000,000.00) (the "Cap"); provided, however, that obligations arising with respect to the Unrestricted Items will not be subject to the Cap or considered when calculating the Cap. Any claim for indemnification shall be net of insurance recoveries and tax benefits.


                              ARTICLE XI. [OMITTED]

                           ARTICLE XII. MISCELLANEOUS

         12.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Sellers or Shareholders. Neither Sellers nor Shareholders may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void. Subject to the foregoing, this Agreement will be binding upon and will inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor will it, create any rights in any other party.

         12.2 Other Expenses. Except as otherwise provided in this Agreement, Sellers and Shareholders will pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Buyer will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All state and local sales and use taxes, recording fees and transfer fees and taxes incurred in connection with the transactions contemplated under this Agreement will be borne and timely paid as set forth on
Exhibit 12.2 hereto. All ad valorem taxes incurred and related to the Real Estate will be shared by Sellers and Buyer and will be prorated as of the Effective Date. The Purchase Price will be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Sellers as of the date of Closing.

         12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing so long as the sending party retains a receipt thereof, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice will be sent as follows:


                  To Sellers and Shareholders:

                  Bernard and Kelly Lambrese
                  90 Ruffstone Road
                  Greenville, RI 02828

                  or

                  Chester Black
                  10 Linn Lane
                  Wayland, MA 01378

                  with a courtesy copy to:

                  James Westra
                  Hutchins Wheeler & Dittmar
                  101 Federal Street
                  Boston, Massachusetts 02110

                  To the Buyer:

                  American HomePatient, Inc.
                  5200 Maryland Way
                  Suite 400

                  Brentwood, Tennessee 37027
                  Attn:  Edward K. Wissing

                  with a courtesy copy to:

                  Lauren W. Anderson
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  Nashville, Tennessee  37238-1800

         12.4 Confidentiality; Prohibition on Trading. Sellers, Shareholders and their Affiliates agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Sellers, Shareholders and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

         12.5 Partial Invalidity; Waiver. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement will be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         12.6 Interpretation; Knowledge. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation. Whenever in this Agreement the term "to the best knowledge of Sellers or Shareholders" or the like is used, Sellers and Shareholders will each be deemed to have the knowledge of Shareholders, and Sellers' officers, directors and key employees; and Sellers and Shareholders will each be under a duty of due inquiry.

         12.7 Entire Agreement; Counterparts. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Sellers and Shareholders. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument.

         12.8 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

         12.9 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without giving effect to its conflict of laws provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   "SELLERS":

                                   EVOCARE, INC.


                                   By:
                                       ----------------------------------------

                                   Title:
                                          -------------------------------------


                                   EVOCARE HOME HEALTH CARE
                                   SERVICES, INC.


                                   By:
                                       ----------------------------------------

                                   Title:
                                          -------------------------------------



                                    "SHAREHOLDERS":


                                    -------------------------------------------
                                    CHESTER BLACK


                                    -------------------------------------------
                                    BERNARD F. LAMBRESE

                                    -------------------------------------------
                                    KELLY LAMBRESE



                                    "BUYER":

                                    AMERICAN HOMEPATIENT, INC.



                                   By:
                                       ----------------------------------------

                                   Title:
                                          -------------------------------------